As filed with the Securities and Exchange Commission on July 25, 2019

Registration No. 333-232516

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vista Oil & Gas, S.A.B. de C.V.

(Exact name of Registrant as specified in its charter)

N.A.

(Translation of Registrant’s name into English)

United Mexican States	1311	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Vista Oil & Gas, S.A.B. de C.V.

Calle Volcán 150, Floor 5

Colonia Lomas de Chapultepec, Alcaldía Miguel Hidalgo

Mexico City, 11000

Mexico

Tel: (+52) 55 4163-9205

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

United States of America

+1 (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Andrés de la Cruz, Esq. Emilio Minvielle, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006	Antonia E. Stolper, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company.  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)	Proposed maximum offering price per share(2)(5)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Series A shares, with no par value(2)(3)	11,500,000	US$9.56	US$109,940,000.00	US$13,324.73(4)

(1)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low price of the series A shares as provided by the Mexican Stock Exchange on July 12, 2019 and converted into U.S. dollars based on the exchange rate reported by the Mexican Central Bank on such date, which was Ps. 19.0307 to US$1.00.

(2)

Includes series A shares represented by ADSs that the international underwriters may purchase and series A shares that the Mexican underwriters may purchase, in both cases, solely pursuant to their option to purchase additional series A shares or ADSs, as applicable, if any, and series A shares which are to be offered outside the United States but that may be resold from time to time in the United States in transactions requiring registration under the Securities Act.

(3)

The series A shares may be represented by American depositary shares, each of which represents one series A share, issuable upon deposit of the series A shares registered hereby, and that will be registered under a separate registration statement on Form F-6.

(4)	Previously paid.
(5)	Rounded to the nearest cent.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form F-1 (File No. 333-232516) of Vista Oil & Gas, S.A.B. de C.V. is being filed solely for the purpose of filing a revised Exhibit 5.1 to the Registration Statement (Opinion of Creel, Garcĺa-Cuellar, Aiza y Enrĺquez, S.C., Mexican counsel of the registrant, as to the validity of the series A shares). Accordingly, this Amendment No. 3 consists of only the facing page, this explanatory note and Part II of the Registration Statement. The prospectus, constituting Part I of the Registration Statement, is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers.

Neither the laws of Mexico nor our by-laws or other constitutive documents provide for indemnification of our directors or officers. We may purchase and maintain directors’ and officers’ liability insurance covering our directors and executive officers with respect to general civil liability, including liabilities under the Securities Act, which our directors and officers may incur in their capacities as such. We maintain directors’ and officers’ liability insurance covering our directors and executive officers with respect to general civil liability, which he or she may incur in his or her capacity as such. In addition, pursuant to the underwriting agreement the underwriters will agree to indemnify, under certain conditions, the registrant, its directors and officers and persons who control us (within the meaning of the Securities Act) against certain liabilities under the U.S. securities laws.

Item 7.	Recent Sales of Unregistered Securities.

Set forth below is information regarding securities offered and sold by us since our inception that were not registered under the Securities Act of 1933, as amended, or the Securities Act. Also included is the consideration received by us for such securities and the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was relied on.

(a) Sales of Share Capital

On August 15, 2017, a total of 65,000,000 series A shares and 65,000,000 warrants exercisable for such series A shares were sold in our initial public global offering on the Mexican Stock Exchange, for an aggregate consideration of US$650 million minus the offering fees of US$10.0 million (net of taxes and including an underwriting commission of US$6.5 million) and an additional underwriting commission of US$19.5 million paid upon the consummation of the Initial Business Combination. Three warrants entitle the holder thereof to purchase one series A share at a price of US$11.50 per series A share. The warrants expire on April 4, 2023 or earlier if, after exercisability, the closing price for a series A share for any 20 trading days within an applicable 30-trading day period equals or exceeds the Mexican Peso equivalent of US$18.00 and the registrant decides to early terminate the exercise period thereof. The initial purchasers in our global initial global public offering were Citigroup and Credit Suisse and the leading Mexican underwriters were Citibanamex Casa de Bolsa, S.A. de C.V., Casa de Bolsa, integrante del Grupo Financiero Citibanamex and Casa de Bolsa Credit Suisse (México), S.A. de C.V., Grupo Financiero Credit Suisse (México).

On August 15, 2017, the registrant sold 29,680,000 warrants to five investors in a private placement for an aggregate consideration of US$14,840,000. Three warrants entitle the holder thereof to purchase one series A share at a price of US$11.50 per series A share. The warrants expire on April 4, 2023 or earlier if, after exercisability, the closing price for a series A share for any 20 trading days within an applicable 30-trading day period equals or exceeds the Mexican Peso equivalent of US$18.00 and the registrant decides to early terminate the exercise period thereof.

On April 4, 2018, the registrant sold 9,500,000 series A shares to private investors in a private placement for an aggregate consideration of US$95 million.

On February 12, 2019, the registrant completed the sale of 5,000,000 series A shares and 5,000,000 warrants to one investor in a private placement for an aggregate consideration of US$50 million. Three warrants entitle the holder thereof to purchase one series A share at a price of US$11.50 per series A share. The warrants expire on April 4, 2023 or earlier if, after exercisability, the closing price for a series A share for any 20 trading days within an applicable 30-trading day period equals or exceeds the Mexican Peso equivalent of US$18.00 and the registrant decides to early terminate the exercise period thereof. We also completed the sale of 500,000 series A shares for an amount of US$5.0 million pursuant to a certain subscription commitment.

The proceeds from the securities described above were primarily used to finance the Initial Business Combination. The securities described above were offered in the United States pursuant to Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions outside the United States pursuant to Regulation S under the Securities Act.

(b) Grants and Exercises of Stock Options and Restricted Stock

On March 22, 2018, the registrant reserved 8,750,000 series A shares for implementing the Long Term Incentive Plan. As of the date of this prospectus, 2,173,826 Restricted Stock and 3,994,003 Stock Options have been granted, and 19,685 series A shares have vested and are outstanding, in each case in connection with the Long Term Incentive Plan and certain award agreements among the registrant and the beneficiaries thereto. The securities described above were only offered in offshore transactions outside the United States pursuant to Regulation S under the Securities Act.

Item 8.	Exhibits and Financial Statement Schedules.

(a) Exhibits: See Exhibit Index beginning on page II-4 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made for the benefit of the other parties to the applicable agreement and (1) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (2) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (3) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (4) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement. We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules: All schedules have been omitted because they are not required, are not applicable or the required information is otherwise set forth in the consolidated financial statements or related notes thereto.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the international underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the international underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus will be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

INDEX TO EXHIBITS

Number	Description

1.1**	Form of Underwriting Agreement

3.1**	English translation of bylaws (as amended) of the registrant

4.1**	Form of Deposit Agreement among Vista Oil & Gas, S.A.B. de C.V., The Bank of New York Mellon, as depositary, and the owners and holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to our Registration Statement on Form F-6 (File No. 333-232519) filed with the SEC on July 2, 2019

5.1	Opinion of Creel, García-Cuellar, Aiza y Enríquez, S.C., Mexican counsel of the registrant, as to the validity of the series A shares

10.1**	Term Loan Agreement, dated July 19, 2018, among Vista Oil & Gas Argentina S.A.U. (formerly known as Vista Oil & Gas Argentina S.A. and prior thereto, as Petrolera Entre Lomas S.A.), as borrower, Vista Oil & Gas, S.A.B. de C.V., Vista Oil & Gas Holding I, S.A. de C.V., APCO Argentina S.A. and APCO Oil and Gas International, Inc. and (i) Banco de Galicia y Buenos Aires S.A.U., Itaú Unibanco S.A.U., Nassau Branch, Banco Santander Rio S.A. and Citibank, N.A. (acting through its International Banking Facilities), as lenders, and (ii) Banco Itaú, as administrative agent

10.2**	Guaranty to Term Loan Agreement, dated July 19, 2018, among Vista Oil & Gas, S.A.B. de C.V., APCO Argentina S.A., APCO Oil and Gas International, Inc. and Banco de Galicia y Buenos Aires S.A.U., Itaú Unibanco S.A.U., Nassau Branch

10.3**	Guaranty to Term Loan Agreement, dated October 22, 2018, among Vista Oil & Gas Holding II, S.A. de C.V. and Itaú Unibanco S.A.U., Nassau Branch

10.4**	English translation of Warrant Indenture, dated August 7, 2017, between Vista Oil & Gas, S.A.B. de C.V. and Monex Casa de Bolsa, S.A. de C.V.

10.5**	English translation of concession agreement regarding the Bajada del Palo Oeste and Bajada del Palo Este concessions, dated November 22, 2018, among Vista Oil & Gas Argentina S.A., APCO Oil & Gas S.A.U. and the Province of Neuquén

10.6**	English translation of concession agreement regarding the Entre Lomas concession in the Province of Neuquén, dated June 11, 2009, among Petrolera Entre Lomas S.A., APCO Argentina Inc. (Sucursal Argentina) and the Province of Neuquén

10.7**	English translation of concession agreement regarding the Entre Lomas concession in the Province of Río Negro, dated December 9, 2014, among Petrolera Entre Lomas S.A. and the Province of Río Negro

10.8**	English translation of concession agreement regarding the Jagüel de los Machos and 25 de Mayo – Medanito concessions in the Province of Río Negro, dated December 9, 2014, among Petrobras Argentina S.A. and the Province of Río Negro

10.9**†	Strategic Partners Agreement, dated August 1, 2017, among Vista Oil & Gas, S.A.B. de C.V., Vista Sponsor Holdings, L.P., Miguel Galuccio, Pablo Vera Pinto, Juan Garoby and Alejandro Cherñacov

10.10**	Amended & Restated Forward Purchase Agreement, dated September 12, 2018, among Vista Oil & Gas, S.A.B de C.V. and Riverstone Vista Capital Partners, L.P.

10.11**	Amendment No. 1 to the Credit Agreement, dated as of June 10, 2019, by and among Vista Oil & Gas Argentina S.A.U. (formerly known as Vista Oil & Gas Argentina S.A. and prior thereto, as Petrolera Entre Lomas S.A.), as borrower, Vista Oil & Gas, S.A.B. de C.V., Vista Oil & Gas Holding I, S.A. de C.V., APCO Argentina S.A., APCO Oil & Gas S.A.U. and Vista Oil & Gas Holding II, S.A. de C.V., as guarantors, the required lenders party thereto and Itaú Unibanco S.A., Nassau Branch, as administrative agent

Number	Description

21.1**	List of subsidiaries of the registrant

23.1**	Consent of Mancera, S.C. (Member of Ernst & Young Global Limited)

23.2**	Consent of Price Waterhouse & Co., S.R.L., Buenos Aires, Argentina, a member firm of PricewaterhouseCoopers network, relating to the financial statements of Petrolera Entre Lomas S.A.

23.3**	Consent of Price Waterhouse & Co., S.R.L., Buenos Aires, Argentina, a member firm of PricewaterhouseCoopers network, relating to the financial statements of APCO Oil & Gas International, Inc. (Argentina Branch)

23.4**	Consent of Price Waterhouse & Co., S.R.L., Buenos Aires, Argentina, a member firm of PricewaterhouseCoopers network, relating to the statements of revenues and direct operating expenses of Jagüel de los Machos and 25 de Mayo-Medanito SE

23.5**	Consents of Pistrelli, Henry Martin y Asociados S.R.L. (Member of Ernst & Young Global Limited), with respect to APCO Oil & Gas International, Inc. Argentina Branch

23.6**	Consents of Pistrelli, Henry Martin y Asociados S.R.L. (Member of Ernst & Young Global Limited), with respect to Jagüel de los Machos and 25 de Mayo – Medanito SE

23.7	Consent of Creel, García-Cuellar, Aiza y Enríquez, S.C. (included in Exhibit 5.1)

23.8**	Consent of Gaffney, Cline & Associates, Inc.

24.1**	Power of attorney (included on the signature page of this registration statement)

99.1**	Reserves Report, dated February 13, 2019, prepared by Gaffney, Cline & Associates, Inc.

**	Previously filed.
†	Portions of the exhibit have been redacted.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1/A and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on July 25, 2019.

VISTA OIL & GAS, S.A.B. DE C.V.

/s/ PABLO MANUEL VERA PINTO
Name:	Pablo Manuel Vera Pinto
Title:	Chief Financial Officer and principal accounting officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on July 25, 2019.

Name	Title

* Miguel Galuccio	Chairman and Chief Executive Officer (principal executive officer)

* Pablo Manuel Vera Pinto	Chief Financial Officer (principal financial officer and principal accounting officer)

* Kenneth Ryan	Director

* Susan L. Segal	Director

* Mauricio Doehner Cobian	Director

* Pierre-Jean Sivignon	Director

* Mark Bly	Director

By:	/s/ PABLO MANUEL VERA PINTO
Name:	Pablo Manuel Vera Pinto
Title:	Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the Registrant’s duly authorized representative has signed this registration statement or amendment thereto on July 25, 2019.

/s/ DONALD J. PUGLISI
Name:	Puglisi & Associates
Title:	Managing Director, Puglisi & Associates